UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2017

Bellicum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX	20-1450200
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

Separation and Consulting Agreement

Effective May 10, 2017, Bellicum Pharmaceuticals, Inc. (the “Company”) entered into a separation and consulting agreement with Annemarie Moseley, Ph.D., M.D. (the “Moseley Agreement”). Pursuant to the terms of the Moseley Agreement, Dr. Moseley will resign from her position as the Company’s Chief Operating Officer and Executive Vice President of Clinical Development, effective July 31, 2017 (the “Separation Date”). Following the Separation Date, Dr. Moseley will receive the following benefits, subject to certain terms and conditions: (i) continued payment of her base salary for 12 months following the Separation Date, through July 31, 2018 (the “Severance Period”); (ii) a lump sum amount equal to her pro-rated target performance bonus for 2017; and (iii) payment of COBRA premiums during the Severance Period (subject to earlier termination). In addition, Dr. Moseley agreed to serve as a consultant to the Company commencing on the Separation Date through January 31, 2019 (the “Consulting Period”). During the Consulting Period, Dr. Moseley is expected to provide consulting services for up to 10 hours per month, or more if needed, at a rate of $425 per hour. As additional compensation, the Company agreed to extend the Severance Period for purposes of continued base salary and COBRA payments for an additional six months, through January 31, 2019.

Amended and Restated Employment Agreement

Effective May 10, 2017, the Company entered into an Amended and Restated Employment Agreement (the “Smith Agreement”) with Alan J. Smith, Ph.D., in connection with his promotion to Executive Vice President, Technical Operations. Dr. Smith previously was the Company’s Senior Vice President of Manufacturing. The Smith Agreement provides that Dr. Smith will receive an annual base salary of $370,000, less payroll deductions and withholdings, and will be eligible to receive an annual performance bonus with a target amount equal to 40% of his annual base salary. In connection with his promotion, Dr. Smith was granted an option to purchase 20,000 shares of the Company’s Common Stock, which will vest over a four-year period with 25% vesting on the one-year anniversary of the grant date and the remainder vesting monthly thereafter in equal increments for 36 months. Dr. Smith also is entitled to monthly reimbursement of up to $4,000 for reasonable travel costs from Virginia to Texas and reasonable accommodations in Houston. Dr. Smith’s employment with the Company is “at will” and may be terminated at any time. Under the Smith Agreement Dr. Smith is entitled to severance benefits upon a termination of employment without “cause” or a resignation for “good reason” (each such term as defined in the Smith Agreement), including continued payment of base salary for 12 months, payment of COBRA premiums for 12 months and a pro-rated annual performance bonus.

The foregoing descriptions of the Moseley Agreement and the Smith Agreement are not complete and are qualified in their entirety by reference to the full text of each such agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

On May 15, 2017, the Company issued a press release announcing, among other things, the entry into the Moseley Agreement and the Smith Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 1.01 above is incorporated herein for this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Date: May 15, 2017

	By:	/s/ Alan A. Musso
Alan A. Musso
Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated May 15, 2017.